HOWARD L. LANCE Chairman, President and Chief Executive Officer	EXHIBIT 99.1 HARRIS CORPORATION 1025 W. NASA Boulevard Melbourne, FL USA 32919 phone: 1-321-724-3900 www.harris.com

March 30, 2005

Dear Harris Shareholder,

     On February 25, 2005, the Harris Corporation Board of Directors declared a two-for-one stock split in the form of a 100% stock dividend. Harris completed the stock split today by the distribution of one additional share of Harris common stock for each share of Harris common stock held by shareholders of record at the close of business on March 14, 2005. For every Harris share you owned at the close of business on March 14, 2005, you now own one additional Harris share.

     Your new Harris shares have been deposited in an account created for you by our transfer agent, Mellon Investor Services (“Mellon”), using the Direct Registration System. Mellon has made a record of your additional shares which allows you to own the new shares without the need to hold an actual stock certificate. The enclosed Stock Distribution Statement shows the total number of Harris shares registered in your account following the stock split distribution, including both the original Harris shares you currently hold in certificate form and your new Harris shares in book-entry form. Please review your Statement and keep it with the Harris stock certificates that you currently hold.

     The Direct Registration System allows Harris to shorten transaction times and to make holding Harris stock more convenient for shareholders. You may buy, transfer, or sell shares without having to obtain or deliver the paper stock certificate. However, if you prefer to receive a paper certificate for your new Harris shares instead of holding them through the Direct Registration System, you may request a certificate from Mellon at any time. Please refer to your Stock Distribution Statement for information on how to request a certificate.

     PLEASE DO NOT DESTROY ANY HARRIS STOCK CERTIFICATES THAT YOU CURRENTLY HOLD. These certificates remain valid for the number of shares shown and you should continue to safeguard them.

     Harris shares, whether in paper certificate form or on your Stock Distribution Statement, can be transferred or sold as usual at any time through the securities broker of your choice. All major brokerage firms in the United States have access to the Direct Registration System. You can also use Mellon to buy, transfer, or sell your shares without using a broker. However, Mellon charges a fee, just as a broker does. We recommend that you compare fees before choosing Mellon or any other securities broker to handle your transactions.

     If you have any questions about the stock split or the Direct Registration System, please contact Mellon toll-free at 1-888-261-6777 or, if you prefer, Harris Shareholder Relations at 1-321-727-9322.

     Harris has been advised by outside counsel that your receipt of the additional shares as a result of this stock split will not constitute taxable income or result in any taxable gain or loss for federal income tax purposes. However, following the stock split, the cost basis of each Harris share you owned before the split will be one-half of the cost basis of that share before the split. The remaining one-half of the basis will be allocated to the additional share received. The additional shares received as a result of the split are deemed, for tax purposes, to have been acquired at the same time as the shares in respect of which the additional shares were issued. For additional information and advice, we suggest you consult with your tax advisor or financial consultant.

Sincerely,
/s/ Howard L. Lance
Howard L. Lance
Chairman of the Board, President and Chief Executive Officer

Notice Regarding Stockholder Rights Agreement:

     In accordance with the Stockholder Protection Rights Agreement, dated as of December 6, 1996, between Harris Corporation and Mellon Investor Services, LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), as Rights Agent, each share of outstanding common stock (including the shares issued in the stock split) will continue to be accompanied by one preferred stock purchase right (a “Right”). As provided in the Agreement, each Right generally is exercisable only after a person becomes or proposes to become the beneficial owner of 15% or more of Harris Corporation’s outstanding common stock. To reflect the stock split, effective March 30, 2005, the exercise price of a Right will be reduced from $125 per Right to $62.50 per Right. A more complete description of the terms of the Stockholder Protection Rights Agreement and the Rights, as adjusted to date, has been filed with the Rights Agent and is available upon request to Harris .